EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Increases Quarterly Dividend

Sells a Partnership Interest

Houston, TX, July 1, 2019  – U.S. Physical Therapy, Inc. (NYSE: USPH), announced today that the Company plans to increase its quarterly dividend and that it has sold a partnership interest.

U.S. Physical Therapy Raises Quarterly Dividend

In March, the Company announced an increase in its quarterly dividend of 17% from $.23 per share per quarter in 2018 to $.27 in 2019. Two quarterly dividends have been paid thus far this year at the $.27 rate. The Company plans to increase the third and fourth quarter dividends for 2019 by an additional 11% to $.30 per share. U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount every year since as well as having paid a special dividend.

Sold a Partnership Interest

The Company has sold its 50% interest in one physical therapy partnership to the group’s founders. The sales proceeds to U.S. Physical Therapy, all of which is in cash, is $11.6 million. There is an estimated $2.0 million pre-tax gain on the sale. Management does not anticipate any other sales of partnership interests. The practice historically had financially underperformed.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 565 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 28 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups.  The Company also has an industrial injury prevention business which provides onsite and offsite services for clients’ employees including injury prevention, rehabilitation, assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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